UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 5, 2010

General Mills, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-01185	41-0274440
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Number One General Mills Boulevard, Minneapolis, Minnesota		55426-1347
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	763-764-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

In November 2010, General Mills reached a final settlement with the Internal Revenue Service (IRS) concerning corporate income tax adjustments for fiscal years 2002 through 2008. The adjustments relate to the amount of capital loss, depreciation and amortization we reported as a result of the sale of noncontrolling interests in one of our subsidiaries. Also in November 2010, in a separate matter, the Superior Court of the State of California issued an adverse decision concerning our state income tax liability. As a result of the IRS settlement and the California ruling, we expect to record a net reduction of income tax expense of approximately $90 million in the second quarter of fiscal 2011. This reduction in tax expense is not indicative of our underlying results for the quarter or for the year, and so we will exclude this amount for purposes of presenting diluted earnings per share excluding items affecting comparability.

We expect to make cash tax payments of approximately $425 million in fiscal 2011 in conjunction with the IRS settlement. Our fiscal 2010 Form 10-K included an estimate that we would pay approximately $425 million to settle tax liabilities related to uncertain tax positions in fiscal 2011. As such, the expected cash payments are already included in our annual cash plans and will not have an impact on our targeted capital expenditures, dividend payments or share repurchases for fiscal 2011.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Mills, Inc.

November 5, 2010	By:	Roderick A. Palmore

Name: Roderick A. Palmore
Title: Executive Vice President, General Counsel and Secretary